Exhibit 23.2

KPMG LLP Suite 1200 300 Convent Street San Antonio, TX 78205

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pioneer Drilling Company:

We consent to the use of our report dated February 21, 2012, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated February 21, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states the Company acquired Go-Coil, L.L.C. (“Go-Coil”) on December 31, 2011 and management excluded Go-Coil’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Our audit of internal control over financial reporting of the company also excluded an evaluation of the internal control over financial reporting of Go-Coil.

/s/ KPMG LLP

San Antonio, Texas

May 18, 2012

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KMPG International Cooperative

(“KPMG International”), a Swiss entity.